Exhibit 99.4

DANAHER CORPORATION

Offer to Exchange

All Common Units of

POTOMAC HOLDING LLC

which are owned by Danaher Corporation and

will be converted into the right to receive Shares of Common Stock of NetScout Systems, Inc. for

Shares of Common Stock of Danaher Corporation

Pursuant to the Prospectus, dated [—], 2015

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY, ON [—], 2015, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES OF DANAHER COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

[—], 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Danaher Corporation (“Danaher”) is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus, dated [—], 2015 (together with any amendments or supplements thereto, the “Prospectus”), to exchange all common units representing limited liability company membership interests (“Newco common units”) of Potomac Holding LLC (“Newco”) that are owned by Danaher, for shares of common stock of Danaher (“Danaher common stock”) that are validly tendered and not properly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of Danaher common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

As described in the Prospectus, Danaher is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Danaher, Newco, NetScout, the exchange offer agent, the transfer agent or the information agent for purposes of the exchange offer.

Danaher’s obligation to exchange Newco common units for shares of Danaher common stock is subject to certain conditions, as described in the Prospectus, which you should review in detail.

For your information and for forwarding to your clients for whom you hold shares of Danaher common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus, dated [—], 2015;

2.	a Letter of Transmittal for validly tendering shares of Danaher common stock, including instructions therefore and including a Certification of Taxpayer Identification Number on IRS Substitute Form W-9;

3.	a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the Danaher common stock and other required documents cannot be delivered to the exchange offer agent by the expiration of the exchange offer;

4.	the Guidelines for Certification of Taxpayer Identification Number on IRS Substitute Form W-9 U.S. Taxpayers included in the Letter of Transmittal;

5.	IRS Form W-8BEN for non-U.S. Taxpayers;

6.	a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of Danaher common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

7.	a form of Notice of Withdrawal for use in withdrawing shares of Danaher common stock previously tendered in the exchange offer; and

8.	a return envelope addressed to the exchange offer agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON [—], 2015, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of Danaher common stock validly tendered pursuant to this exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the day, on the expiration of the exchange offer and, unless Danaher has previously accepted such shares pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer. Once Danaher accepts Danaher common stock pursuant to this exchange offer, your tender is irrevocable.

Danaher will not pay any fees or commission to any broker, dealer or other person (other than to the information agent or the exchange offer agent for soliciting tenders of Danaher common stock pursuant to the terms of the exchange offer). Danaher will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of Danaher common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange offer agent of (a)(i) certificates representing all physically tendered shares of Danaher common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Danaher common stock in the exchange offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for Danaher common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson Inc. at (866) 295-3782. You may also contact the information agent at one of the telephone numbers set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.

Very truly yours,

Georgeson Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DANAHER, NEWCO, NETSCOUT, THE EXCHANGE OFFER AGENT, THE INFORMATION AGENT, THE TRANSFER AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

2